UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2011

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Agreement.

The Company’s subsidiaries in the U.K. (the “U.K. Subsidiaries”) were party to a £102 million credit agreement with the Royal Bank of Scotland plc, as agent for National Westminster Bank plc (“RBS”). On December 16, 2011, our U.K. Subsidiaries replaced the U.K. credit agreement with a new facility. The principal changes are to (1) admit BMW Financial Services (GB) Limited as a 50% lender under the revolving credit agreement, (2) extend the term by two years to November 2015, (3) increase the size of the facility from £102 million to £110 million and (4) increase the interest rate for the revolving credit agreement from defined LIBOR plus 1.1%-3.0% to defined LIBOR plus 1.35%-3.0%.

The new facility now provides for a £100 million revolving credit agreement and continuation of the existing £10 million demand overdraft line of credit (collectively, the “U.K. Credit Agreement”) to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes. The revolving loans bear interest between defined LIBOR plus 1.35% and defined LIBOR plus 3.0% and the demand overdraft line of credit bears interest at the Bank of England Base Rate plus 1.75%.

The U.K. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the U.K. Subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of the U.K. Subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, the U.K. Subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed.

The U.K. Credit Agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of the U.K. Subsidiaries. Substantially all of the U.K. Subsidiaries’ assets are subject to security interests granted to lenders under the U.K. Credit Agreement.

The new revolving credit facility is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference. We purchase motor vehicles from affiliates of BMW Financial Services Limited for sale at certain of our dealerships. The lenders also provide us with “floor-plan” financing and BMW provides consumer financing to our customers. Certain of the U.K. Subsidiaries also sell vehicles to affiliates of RBS.

Item 1.02. Termination of a Material Definitive Agreement.

The U.K. Subsidiaries previous credit agreement discussed above has been terminated. The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02, as if fully set forth herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03, as if fully set forth herein.

Item 8.01. Other Events.

On December 21, 2011, the Company issued a press release announcing the new U.K. Credit Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Credit Agreement, dated as of December 16, 2011, by and among the Company’s U.K. Subsidiaries, Royal Bank of Scotland plc, as agent for National Westminster Bank plc and BMW Financial Services Limited.

99.1 Press Release.

The U. K. Credit Agreement included with this Form 8-K (including the schedules and exhibits to such agreement), which is being filed to provide investors with information regarding its terms, contains various representations, warranties and covenants of the U.K. Subsidiaries and the other parties thereto. It is not intended to provide any factual information about any of the parties thereto or any subsidiaries of the parties thereto. The assertions embodied in those representations, warranties and covenants were made for purposes of such agreement, solely for the benefit of the parties thereto. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a security holder might view as material, or may have been made for purposes of allocating contractual risk among the parties rather than establishing matters as facts. Investors should not view the representations, warranties and covenants in the agreement (or any description thereof) as disclosures with respect to the actual state of facts concerning the business, operations or condition of any of the parties to the agreement (or their subsidiaries) and should not rely on them as such. In addition, information in any such representations, warranties or covenants may change after the dates covered by such provisions, which subsequent information may or may not be fully reflected in the public disclosures of the parties. In any event, investors should read the agreement together with the other information concerning the Company contained in reports and statements that it files with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

December 22, 2011	By:	/s/ Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

4.1	Credit Agreement, dated as of December 16, 2011, by and among the Company’s U.K. Subsidiaries, Royal Bank of Scotland plc, as agent for National Westminster Bank plc and BMW Financial Services Limited.
99.1	Press Release.